UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report Pursuant to Section 13 or
15(d) of the Securities Exchange Act of 1934
March 23, 2009
Date of Report (Date of earliest event reported)
ATMOS ENERGY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

TEXAS AND VIRGINIA	1-10042	75-1743247
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

1800 THREE LINCOLN CENTRE,
5430 LBJ FREEWAY, DALLAS, TEXAS	75240
(Address of Principal Executive Offices)	(Zip Code)
(972) 934-9227
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On March 23, 2009, Atmos Energy Corporation (“Atmos Energy”) entered into an underwriting agreement (the “Underwriting Agreement”) with Banc of America Securities LLC, Goldman, Sachs & Co., Greenwich Capital Markets, Inc. and SunTrust Robinson Humphrey, Inc., acting on behalf of themselves individually and as representatives of the several underwriters named in the Underwriting Agreement, for the sale by Atmos Energy of $450 million aggregate principal amount of 8.50% senior notes due 2019, in a public offering pursuant to a registration statement on Form S-3 (File No. 333-158140) and a related preliminary prospectus supplement and prospectus supplement filed with the Securities and Exchange Commission.
Atmos Energy expects to receive net proceeds, after the underwriting discount and estimated offering expenses, of approximately $446 million. The offering of the senior notes is expected to close on March 26, 2009, subject to customary closing conditions.
The senior notes will be issued pursuant to an indenture to be dated on or about March 26, 2009 (the “Indenture”) between Atmos Energy and U.S. Bank, National Association, as trustee. The notes will be represented by a global security, a form of which is filed as an exhibit hereto and which is incorporated herein by reference.
The above description of the Indenture and the Underwriting Agreement is qualified in its entirety by reference to the form of Indenture and the Underwriting Agreement. The form of Indenture has been previously filed and the Underwriting Agreement is filed as an exhibit hereto. The form of Indenture and the Underwriting Agreement are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
          See Index to Exhibits attached hereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMOS ENERGY CORPORATION (Registrant)
DATE: March 25, 2009	By:	/s/ LOUIS P. GREGORY
Louis P. Gregory
Senior Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description

1.1	Underwriting Agreement dated as of March 23, 2009

4.1	Form of Global Note for the 8.50% Senior Notes due 2019

5.1	Opinion of Gibson, Dunn & Crutcher LLP

12.1	Computation of pro forma ratio of earnings to fixed charges

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)